Exhibit 23

Independent Auditors’ Consent

Board of Directors and Shareholders
RMH Teleservices, Inc.

We consent to the incorporation by reference in Registration Statement Numbers 333-40946, 333-58785, 333-59014 and 333-88292 on Form S-8 and Registration Statement Number 333-72318 on Form S-3 of RMH Teleservices, Inc. (the “Company”) of our report dated January 20, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 23) appearing in this Annual Report on Form 10-K of RMH Teleservices, Inc. for the year ended September 30, 2002.

Deloitte & Touche LLP

Philadelphia, Pennsylvania
January 21, 2003